Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169535
PROSPECTUS SUPPLEMENT No. 3
(To Prospectus dated August 23, 2012)

Cole Real Estate Income Strategy (Daily NAV), Inc.

The following is a list of the net asset value (“NAV”) per share of Cole Real Estate Income Strategy (Daily NAV), Inc. on each business day for the month of October 2012:

Date	NAV Per Share	Date	NAV Per Share
October 1, 2012	$15.81	October 17, 2012	$15.79
October 2, 2012	$15.81	October 18, 2012	$15.91
October 3, 2012	$15.81	October 19, 2012	$15.91
October 4, 2012	$15.81	October 22, 2012	$15.90
October 5, 2012	$15.81	October 23, 2012	$15.90
October 8, 2012	$15.80	October 24, 2012	$15.90
October 9, 2012	$15.80	October 25, 2012	$15.90
October 10, 2012	$15.80	October 26, 2012	$15.90
October 11, 2012	$15.80	October 29, 2012	*
October 12, 2012	$15.80	October 30, 2012	*
October 15, 2012	$15.79	October 31, 2012	$15.89
October 16, 2012	$15.79
* Not a “business day” on which NAV was calculated, as the New York Stock Exchange was closed. Refer to
“Share Purchases and Redemptions” in the current prospectus, as supplemented, for information regarding the business days on which we calculate our NAV.

This NAV per share is the price at which we sold our shares pursuant to purchase orders, and would have redeemed shares pursuant to redemption requests, on the business day specified. Purchases and redemptions will be made in accordance with our policies as set forth in the registration statement and prospectus to which this prospectus supplement relates. Our NAV per share is posted daily on our website at https://www.colecapital.com/cole-income-nav-strategy/daily-nav.

Please refer to “Valuation Policies” in the current prospectus as supplemented, for important information about how NAV is determined. Our NAV per share, which is updated daily, along with our registration statement, prospectus, and prospectus supplements are available on our website at https://www.colecapital.com/cole-income-nav-strategy/reit-overview.

Neither the United States Securities and Exchange Commission nor any state securities commission has determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 1, 2012.